UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 8, 2004

MOTHERS WORK, INC.

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	Commission File number	(I.R.S. Employer Identification Number)

456 North 5th Street Philadelphia, PA 19123
(Address of Principal Executive Offices)

(215) 873-2200
(Registrant’s telephone number, including area code)

Item 12.  Results of Operations and Financial Condition.

On July 8, 2004, Mothers Work, Inc. (“Mothers Work”) issued a press release announcing its sales results for the month of June 2004 and for the third quarter ended June 30, 2004.  In the release, Mothers Work also updated its earnings guidance for the third quarter.  A copy of the press release is attached hereto as Annex 1 and is incorporated by reference into this Item 12.  The disclosure in this Current Report, including in the Annex attached hereto, of any financial information shall not constitute an admission that such information is material.

The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: July 9, 2004		MOTHERS WORK, INC.

	By:	/s/ Edward M. Krell
Edward M. Krell
Executive Vice President - Chief Financial Officer

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Annex 1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President- Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS JUNE 2004 SALES

AND UPDATES EARNINGS GUIDANCE FOR QUARTER

Philadelphia, PA, July 8, 2004 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that net sales for the month of June 2004 decreased 0.5% to $41.6 million from $41.8 million reported for the month of June 2003.  Comparable store sales for June 2004 decreased 10.9% (based on 881 locations) versus a comparable store sales decrease of 0.6% (based on 838 locations) for the June 2003 period.  During June 2004, the Company opened 13 locations and closed 9 locations, ending the month with 1,109 locations compared to 972 at June 2003.  The June 2003 comparable store sales decrease of 0.6% was adversely affected by approximately 3 percentage points by having four Saturdays in June 2003 compared to five Saturdays in June 2002.

Net sales increased 5.4% to $139.6 million for the third quarter of fiscal 2004 ended June 30, 2004, from $132.4 million for the same period of the preceding year.  Comparable store sales decreased 5.0% during the third quarter of fiscal 2004 (based on 855 locations) versus a comparable store sales decrease of 0.4% during the third quarter of fiscal 2003 (based on 821 locations).  For the quarter ended June 30, 2004, the Company opened 94 new locations and closed 17 locations.  The 94 locations opened during the third quarter of fiscal 2004 include the exclusive introduction of the Company’s new Two Hearts Maternity™ collection in 71 Sears® stores to replace the existing maternity lines in these stores during the third quarter.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “Although June was an extremely difficult sales month for us, we are encouraged by our improved sales results thus far in July.  As we have previously discussed, competitive pressures in the maternity apparel market have increased over the past year.  We currently face maternity competition in approximately 1,000 more competitor locations than a year ago.  We believe that this increased competition has led to an oversupply of Spring maternity apparel in the market and that the deep markdowns taken by our competitors in June to clear Spring inventories significantly and adversely affected our sales.  We had stated in our June 3, 2004 press release that there was potential risk to achieving our previous earnings

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guidance for the third quarter if business did not improve during June.  Unfortunately, business did not improve in June, with the 10.9% comparable store sales decline in June significantly worse than the 3.0% comparable store sales decline in May.  As a result, we now project third quarter diluted earnings per share in the range of $1.23 to $1.28 per share, a reduction from our previous earnings guidance of between $1.30 and $1.40 per share.

“We continue to work aggressively to monitor and control our inventory levels and to control expenses, while we continue to focus on reducing product sourcing lead times and improving our flow of new fashion.  As previously discussed, we are continuing to test and develop several new strategic business initiatives, especially our new multi-brand store concepts, to promote our continued long-term growth in sales and profitability, while addressing the increased competitive pressures in the maternity apparel market.

“We will report results for our third quarter on July 27, 2004, at which time we will provide additional information related to our results for the third quarter and our future financial guidance, and will host an investor conference call.  On this conference call, we will also discuss the status of our exciting new business initiatives, including our new multi-brand store concepts and our Two Hearts Maternity™ collection featured in 71 Sears® stores.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  Mothers Work operates 1,109 maternity locations, including 883 stores and 226 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

End of Filing

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